September 22, 1999



Craig B. Collins, Vice
 President, Finance and
 Chief Financial Officer
Optical Coating Laboratory, Inc.
2789 Northpoint Parkway
Santa Rosa, California 95407-7397

RE:  REGISTRATION OF SECURITIES FOR RESALE ON FORM S-3
     -------------------------------------------------

Dear Mr. Collins:

     This letter is written to you in connection with the filing on or about September 22, 1999, of the Registration Statement on Form S-3 with the Securities and Exchange Commission for the purpose of registering for resale 129,285 shares of Common Stock, $.01 par value, to be offered by shareholders of Optical Coating Laboratory, Inc. (the "Company"), such shares having been issued in connection with to the Company's acquisition of OPKOR Inc., a New York corporation.

     As counsel to the Company, we have examined such corporate records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. In addition to such examination, we have obtained from Directors and Officers of the Company such other information and advice as we have deemed necessary for the purposes of this opinion.

     On the basis of the foregoing, and our examination and consideration of such other factual and legal matters as we have deemed appropriate in the premises, we are of the opinion that the shares to be registered will, when resold, be legally issued, fully paid and non-assessable.

     We consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the aforementioned
Registration Statement.

                              Very truly yours,



                              Collette & Erickson LLP

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